Conformed



                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                            Washington, D. C.  20549

                                    Form 8-K


                                 CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

 Date of Report (date of earliest event reported) February 17, 1998


                             Beneficial Corporation
             (Exact name of registrant as specified in its charter)


            Delaware                1-1177             51-0003820
    (State or other jurisdic-    (Commission         (IRS Employer
    tion of incorporation)       File Number)     Identification No.)



    301 North Walnut Street, Wilmington, Delaware           19801
    (Address of principal executive offices)             (Zip Code)


    Registrant's telephone number, including area code (302)425-2500


                                    No Change
         (Former name or former address, if changed since last report)





    Item 5.  Other Events.

              The following is the text of a press release of Beneficial Corporation, issued on February 17, 1998:




    BENEFICIAL CORPORATION (Wilmington, Delaware) - The attached special letter was sent today to the shareholders of Beneficial Corporation by Finn M.W. Caspersen, Chairman and Chief Executive Officer, following a meeting of the Company's Board of Directors.

                               - Letter Follows -


    February 17, 1998


    To Our Shareholders:

    In October of last year, we announced your management together with their outside independent advisors had completed a strategic review of Beneficial's businesses and concluded we could significantly enhance the return to the Company's shareholders by focusing on those businesses with the highest potential returns and growth - our core U.S. consumer financial services businesses, including consumer finance, related credit insurance, private-label credit card, and tax refund lending, as well as our highly profitable United Kingdom and Irish operations.

    In this connection, we announced we would take several very important steps: the sale of our Canadian and German consumer finance subsidiaries; the divestiture of certain real estate holdings in Peapack, New Jersey, and Tampa, Florida; the repurchase of up to 3.0 million shares of common stock; and a significant reengineering of our loan office system.

    Last week we announced a definitive agreement for the sale of our Canadian subsidiary, Beneficial Canada Holdings, Inc., to Associates First Capital
    Corporation and that we expected a net after tax gain of more than $100 million on the sale in the first quarter. In January, we likewise announced the signing of an agreement for sale of 580 acres of land in Peapack - Gladstone and Bedminster, New Jersey. Significant parcels of residential real estate on Harbour Island, our Tampa, Florida, real estate investment, have also been sold and we are currently negotiating sales for amounts at or above book value for all of the remaining residential real estate. The reengineering project is also well under way and the technological changes being undertaken are expected to improve overall systems performance significantly, providing more responsive technology for the loan office staff, allowing more time to sell new loan products.

 ................................................................................
    With the success of our strategy to date - particularly the agreement for the sale of our Canadian subsidiary - your Board of Directors today considered further steps which could be undertaken to enhance value for you, our shareholders, and authorized your Company's management and our financial advisors, Goldman Sachs and Merrill Lynch, to evaluate thoroughly the full range of tactical and strategic alternatives that would enable us to achieve that objective. These alternatives may include, among other things, continuing to pursue or modifying the current strategy, the merger or other business combination or strategic alliance with another entity, or the sale of the Company. Obviously, at this point we cannot predict the outcome of the process, nor which, if any, of the alternatives will be recommended. We can, however, assure you of a comprehensive effort to identify and pursue the most meaningful and advantageous course for the Company and all of its shareholders.

    We are proud of what has been achieved at Beneficial over the years and we are committed to taking whatever actions will deliver to you, our shareholders, the greatest return on your investment. We will inform you of important developments promptly.


    Sincerely,



    Finn M.W. Caspersen





                                   SIGNATURES

              Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                       BENEFICIAL CORPORATION
                                            (Registrant)


                                  By /s/ Samuel F. McMillan
                                     Samuel F. McMillan
                                     Senior Vice President
                                       and Treasurer

    Dated:  February 17, 1998